1 Clawback Policy I. Introduction The Board of Directors (the “Board”) of FormFactor, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from certain circumstances described in this policy (the “Policy”). This Policy is designed to comply with Section 10D and 10D-1 of the Securities Exchange Act of 1934 (the “Exchange Act Requirements”). This Policy shall be administered by the Compensation Committee (the “Committee”), and any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be interpreted and applied in a manner that is consistent with the Exchange Act Requirements and the applicable rules of The NASDAQ Stock Market (the “NASDAQ Rules”). This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and will apply as set forth in this Policy and as required by applicable law. The Board may amend this Policy from time to time as it deems necessary and to reflect applicable law. II. Policy A. Covered Executives This Policy applies to the Company’s current and former executive officers, as determined by the Committee in accordance with the Exchange Act Requirements and the NASDAQ Rules (“Covered Executives”). B. Recoupment; Accounting Restatement In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Committee will reasonably promptly recover the amount of erroneously awarded Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

2 C. Incentive Compensation For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC. Financial reporting measures include: • Company stock price • Total shareholder return • Revenues • Net income • Earnings before interest, taxes, depreciation, and amortization (EBITDA) • Funds from operations • Liquidity measures such as working capital or operating cash flow • Return measures such as return on invested capital or return on assets • Earnings measures such as earnings per share D. Erroneously Awarded Incentive Compensation Subject to Recovery The amount of erroneously awarded Incentive Compensation to be recovered will be the amount of Incentive Compensation received by the Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, which must be computed without regard to any taxes paid, as determined by the Committee. For Incentive Compensation based on stock price or total shareholder return: (a) the Committee shall determine the amount of erroneously awarded Incentive Compensation based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NASDAQ. In all circumstances, the amount of Incentive Compensation subject to this Policy will be determined by the Committee and consistent with the Exchange Act Requirements and the NASDAQ Rules. This Policy shall apply to all Incentive Compensation received by any Covered Executive on or after the Effective Date. Incentive Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period. E. Method of Recoupment The Committee will determine the appropriate method for recouping Incentive Compensation hereunder consistent with the Exchange Act Requirements and the NASDAQ Rules, which may include, without limitation: 1. Requiring reimbursement of cash Incentive Compensation previously paid;

3 2. Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; 3. Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; 4. Cancelling outstanding vested or unvested equity awards; and/or 5. Taking any other remedial and recovery action permitted by law, as determined by the Committee. F. No Indemnification The Company shall not insure or indemnify any Covered Executive against the loss of any erroneously awarded Incentive Compensation or any claims relating to the Company’s enforcement of its rights under this Policy. G. Other Recoupment Rights The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, including in any employment agreement, equity award agreement, or similar agreement, and any other legal remedies available to the Company. H. Impracticability The Committee shall recover any erroneously awarded Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with the Exchange Act Requirements and the NASDAQ Rules. I. Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.